United Bancorp, Inc.	Exhibit 99

P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK         Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:     11:00 AM April 25, 2013

Subject:	United Bancorp, Inc. Reports Earnings of $465,000 for the Three Months Ended March 31, 2013

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net income of $465,000 for the three months ended March 31, 2013 compared to $455,000 for the three months ended December 31, 2012. On a per share basis, the Company’s diluted earnings were $0.09 for each of these linked quarterly ending periods.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s net income realized in the first quarter of 2013 generated an annualized 0.43% return on average assets (“ROA”) and a 5.07% return on average equity (“ROE”) compared to 0.40% ROA and 5.12% ROE for the three months ended December 31, 2012. On a linked quarter basis, the Company’s net interest margin was 3.89% at March 31, 2013 compared to 3.87% at December 31, 2012, an increase of 2 basis points. Government mandated regulations relating to the Dodd-Frank Act continued to have a negative impact on our Courtesy Overdraft Program as customer service fees realized were lower on a quarter over quarter basis by approximately $54,000. This was offset by a nominal increase in other service fees which resulted in a net reduction of $51,000 in service fee income for the three months ended March 31, 2013 as compared to the three months ended December 31, 2012. The Company’s first quarter 2013 earnings were positively impacted by a period over period decrease of $40,000 in its provision for loan losses. This decrease in the provision for loan losses is directly attributed to the continuing improvement in the overall credit quality of the loan portfolio. Net loans of $53,000 were charged off during the first quarter of 2013, a decrease of $371,000 from the fourth quarter of 2012. This improving trend of a dramatically lower level of net loans charged off is very positive and is directly reflected in the decrease of the provision for loan losses. Even with a lower provision for loan losses, the allowance for loan losses increased by $265,000 or nearly 10%. As a result of the booming activity of the oil and gas industry within our market areas, the Company has experienced a higher than normal influx of funds. Some of these funds may be temporary in nature and it is projected that a portion of these funds will flow back out of the Company within the next three to six months. While total transactional and savings deposits decreased $7.9 million from December 31, 2012 to March 31, 2013, the cumulative trend in deposit growth has been positive over the prior twelve months. These deposit fluctuations are closely monitored and are incorporated into our monthly asset/liability and funds management strategy. Also, in order to capitalize on its opportunities, the Company implemented a marketing strategy in June 2012 focusing on attracting a larger percentage of low cost funding at each of its banking locations, while continuing to allow higher cost term funding to flow out. This will help lower the cost of funding on a going forward basis. This strategy is having a positive impact as non interest bearing demand balances are up by $4.3 million, or 6.27%, while higher costing time deposit balances are down by $6.4 million, or 6.39%, during the same linked quarter period. The Company continues to have a significant liquid position in cash-type investments which can be leveraged in future periods at higher yields when market conditions improve. Each of these opportunities has the potential to lead to higher levels of profitability for our company.”

James W. Everson, Chairman and CEO stated, “During this time of economic uncertainty, we continue to pursue a conservative posture in managing our assets and liabilities. Due to the present interest rate environment being driven by the zero-rate monetary policy of the Federal Reserve, our current short term objective continues to be covering our overhead, maintaining our generous dividend payment, which has a current yield of 3.8%, and earning a limited return to our equity accounts until we see better opportunities to make sound investments without taking on excessive market risk. Not wanting to take undue interest rate risk, we are keeping a higher level of liquidity in short term, low yielding funds as Cash and due from the Federal Reserve Bank which was $ $70.6 million at March 31, 2013. The 25 basis point return that we are receiving on these funds is having a limiting effect on our earnings at present. In this current environment, we believe it is imprudent to stretch investment maturities for higher yields. As an alternative we are focused to aggressively, yet selectively, make loans in the markets that we serve and continue to see this as our only prudent and viable opportunity to generate an acceptable yield on our funds without adding to the risk position of our company. We are pleased to report that average loans were $295.8 million during the first quarter of 2013 compared to $282.7 million for the fourth quarter of 2012, up $13.1 million or 4.6%. The recent trend of exceptionally strong loan growth is highly encouraging and it is anticipated that this positive momentum will continue into this year with the additional resources that we have dedicated to our lending function over the past 12 months.” Everson concluded, “Community banking continues to be under siege by current monetary policies and regulations which have the potential to shrink the number of banks in our country. We firmly believe that a community banking company as ours, with strong and conservative practices, will be positioned to weather this present storm and will be in a very sound position in future periods to grow and prosper. This structural soundness could lead to positive growth opportunities. Our company is blessed with a strong and talented management group that is poised for succession, a strong capital base and financial statement, the latest in high tech and efficient operating systems and a geographically diverse spread of twenty modern office locations over four distinct economic areas within Ohio. We take great pride in the fact that we are a strongly compliant SEC Registrant that is publically traded on the NASDAQ. Today, although we may be suffering a little ‘short term pain for long term gain’, our long term goal is to be a strong and profitable survivor in this presently changing banking environment and to reward our owners with solid growth in their shareholder value.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $428.1 million and total shareholder’s equity of approximately $36.7 million as of March 31, 2013. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. (UBCP) At or for the Quarter Ended	% Change
March 31, 2013	December 31, 2012
Earnings
Interest Income on loans	$3,742,537	$3,865,327	-3.18%
Loan Fees	254,086	374,191	-32.10%
Interest income on securities	322,342	354,132	-8.98%

Total interest income	4,318,965	4,593,650	-5.98%
Total interest expense	830,260	882,924	-5.96%

Net interest income	3,488,705	3,710,726	-5.98%
Provision for loan losses	319,028	358,861	-11.10%
Net interest income after provision for loan losses	3,169,677	3,351,865	-5.44%
Service charge on deposit account	492,428	543,682	-9.43%
Net realized gains on sale of loans	26,563	17,802	49.21%
Other noninterest income	221,664	235,298	-5.79%
Total noninterest income	740,655	796,782	-7.04%
Deposit insurance premiums	82,040	72,938	12.48%
Provision for losses on impairment on foreclosed real estate	—	5,500	-100.00%
Noninterest expense (excluding deposit insurance premiums and provision for losses on impairment on foreclosed real estate)	3,326,251	3,491,551	-4.73%
Earnings before income taxes	502,041	578,658	-13.24%
Income tax expense	36,768	123,279	-70.17%

Net income	$465,273	$455,379	2.17%
Key performance data
Earnings per common share — Basic	$0.09	$0.10	-10.00%
Earnings per common share — Diluted	0.09	0.09	0.00%
Cash dividends paid	0.07	0.07	0.00%
Stock data
Dividend payout ratio	77.78%	70.00%	7.78%
Price earnings ratio	20.28	x	13.04	x	55.48%
Market price to book value	96%	82%	16.16%
Annualized yield based on quarter end close	3.84%	4.47%	-14.25%
Market value — last close (end of period)	7.30	6.26	16.61%
Book value (end of period)	7.64	7.61	0.39%
Shares Outstanding
Average — Basic	4,809,538	4,785,790	—
Average — Diluted	4,863,309	4,817,337	—
Common stock, shares issue	5,375,304	5,375,304	—
Shares held as treasury stock	2,496	2,496	—
Return on average assets (ROA)	0.43%	0.40%	0.03%
Return on average equity (ROE)	5.07%	5.12%	-0.05%
At quarter end
Total assets	$428,073,363	$438,354,223	-2.35%
Total assets (average)	436,730,000	451,702,000	-3.31%
Cash and due from Federal Reserve Bank	70,643,945	75,108,511	-5.94%
Average cash and due from Federal Reserve Bank	74,336,000	91,150,000	-18.45%
Securities and other restricted stock	36,738,575	42,430,230	-13.41%
Other real estate and repossessions	1,825,313	1,809,914	0.85%
Gross loans	295,558,753	296,482,302	-0.31%
Average loans	295,786,000	282,735,000	4.62%
Allowance for loan losses	(2,973,739)	(2,708,045)	9.81%
Net loans	292,585,014	293,774,257	-0.40%
Net loans charged-off	53,334	424,187	-87.43%
Non-accrual loans	4,079,583	3,260,452	25.12%
Loans past due 30+ days (excludes non accrual loans)	2,055,131	1,694,154	21.31%
Intangible asset	274,800	304,560	-9.77%
Mortgage servicing asset	106,240	112,173	-5.29%
Total Deposits
Non interest bearing demand	72,135,381	67,877,887	6.27%
Interest bearing demand	103,340,440	115,477,448	-10.51%
Savings	67,206,441	67,236,355	-0.04%
Time	93,450,142	99,824,829	-6.39%
Total Deposits	336,132,404	350,416,519	-4.08%
Advances from the Federal Home Loan Bank	32,349,386	32,439,498	-0.28%
Repurchase Agreements	15,141,429	10,680,880	41.76%
Shareholders’ equity	36,735,739	36,625,833	0.30%
Shareholders’ equity (average)	36,735,000	35,581,000	3.24%
Key performance ratios
Net interest margin (Federal tax equivalent)	3.89%	3.87%	0.02%
Interest expense to average assets	0.76%	0.78%	-0.02%
Total allowance for loan losses to nonperforming loans	72.89%	83.06%	-10.16%
Total allowance for loan losses to total loans	1.01%	0.91%	0.10%
Nonaccrual loans to total loans	1.38%	1.10%	0.28%
Nonaccrual assets to total assets	1.38%	1.16%	0.22%
Net charge-offs to average loans	0.07%	0.60%	-0.53%
Equity to assets at period end	8.58%	8.36%	0.23%